Exhibit 99.1
Keros Therapeutics Appoints Jean-Jacques Bienaimé to its Board of Directors

LEXINGTON, Mass., May 28, 2024 (GLOBE NEWSWIRE) -- Keros Therapeutics, Inc. (“Keros” or the “Company”) (Nasdaq: KROS), a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the transforming growth factor-beta (“TGF-ß”) family of proteins, today announced that it appointed Jean-Jacques Bienaimé to its Board of Directors, effective June 1, 2024.

“On behalf of the Board, we are delighted to welcome Jean-Jacques to Keros during this pivotal phase of our growth,” said President and Chief Executive Officer Jasbir Seehra, Ph.D. “Jean-Jacques is a deeply accomplished executive who brings a wealth of experience in the biotechnology and pharmaceutical industries, spanning executive leadership, governance, strategic planning, product development and commercialization. This broad expertise will be an important asset to the Board and the Company as we continue to progress our existing pipeline of differentiated product candidates.”

Mr. Bienaimé served as the Chief Executive Officer of BioMarin Pharmaceutical Inc. from May 2005, and as the Chairman from June 2015, until his retirement from BioMarin in December 2023. From November 2002 to April 2005, Mr. Bienaimé served as the Chairman, Chief Executive Officer and President of Genencor, Inc., a biotechnology company focused on industrial bioproducts and targeted cancer biotherapeutics. Prior to Genencor, Mr. Bienaimé served as Chairman, Chief Executive Officer and President of Sangstat Medical Corporation, an immunology-focused biotechnology company, from 1998 to late 2002, becoming President in 1998 and Chief Executive Officer in 1999. Mr. Bienaimé also held several senior management positions at Rhône-Poulenc Rorer Pharmaceuticals (now Sanofi-Aventis) from 1992 to 1998, culminating in the position of Senior Vice President of Worldwide Marketing and Business Development. Earlier in his career, Mr. Bienaimé worked at Genentech, Inc. where he was involved in the launch of tissue plasminogen activator (t-PA) for the treatment of heart attacks. Mr. Bienaimé currently serves on the board of directors of Incyte Corporation and Immunome, Inc., as well as serving on the board of directors of a private biotechnology company.

Mr. Bienaimé received an M.B.A. from the Wharton School at the University of Pennsylvania and a degree in economics from the École Supérieure de Commerce de Paris.

About Keros Therapeutics, Inc.

Keros is a clinical-stage biopharmaceutical company focused on developing and commercializing novel therapeutics to treat a wide range of patients with disorders that are linked to dysfunctional signaling of the TGF-ß family of proteins. We are a leader in understanding the role of the TGF-ß family of proteins, which are master regulators of the growth, repair and maintenance of a number of tissues, including blood, bone, skeletal muscle, adipose and heart tissue. By leveraging this understanding, we have discovered and are developing protein therapeutics that have the potential to provide meaningful and potentially disease-modifying benefit to patients. Keros’ lead product candidate, KER-050 (elritercept), is being developed for the treatment of low blood cell counts, or cytopenias, including anemia and thrombocytopenia, in patients with MDS and in patients with myelofibrosis. Keros’ second product candidate, KER-012 (cibotercept), is being developed for the treatment of pulmonary arterial hypertension and for the treatment of cardiovascular disorders. Keros’ third product candidate, KER-065, is being developed for the treatment of obesity and for the treatment of neuromuscular diseases.

Investor Contact:

Justin Frantz
jfrantz@kerostx.com

617-221-6042